Exhibit 99.1
Ellington Financial LLC Reports Fourth Quarter 2012 Results; Increases Dividend to $0.77 Per Share for the Fourth Quarter of 2012 and Declares Special Dividend for 2012 of $0.75 Per Share

OLD GREENWICH, Connecticut—February 13, 2013
Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended December 31, 2012.
Highlights

•
Net increase in shareholders’ equity resulting from operations (“net income”) for the fourth quarter was $24.8 million or $1.19 per basic and diluted share. For the year ended December 31, 2012, net income was $97.1 million or $5.31 per share and represented an average return on equity of 22.5%.

•
Book value per share as of December 31, 2012 was $24.38 on a diluted basis after payment of a $0.70 per share third quarter dividend on December 17, 2012, as compared to book value per share of $23.88 on a diluted basis as of September 30, 2012.

•
The Company’s non-Agency MBS strategy generated gross income of $32.5 million for the quarter ended December 31, 2012. Performance was driven by yield earned on invested assets, as well as net realized and unrealized gains.

•	The Company’s Agency RMBS strategy generated gross income of $3.2 million for the quarter ended December 31, 2012, driven primarily by yield earned on invested assets and net realized gains.

•
The Company's Board of Directors declared a dividend of $0.77 per share for the fourth quarter of 2012. The Board also declared a special dividend of $0.75 per share for the fiscal year ended December 31, 2012. The quarterly dividend and the special dividend are both payable on March 15, 2013 to shareholders of record on March 1, 2013.

•
In addition, the Company's management announced that, subject to the ultimate discretion of the Board of Directors, it expects to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of any year, the Board of Directors will take into account the Company's earnings and other factors and will consider whether to declare a special dividend. The Company's dividends are paid on a quarterly basis, in arrears.

Fourth Quarter 2012 Results
For the quarter ended December 31, 2012, the Company recognized net income of $24.8 million, or $1.19 per diluted share. This compares to net income of $29.5 million, or $1.59 per diluted share, for the quarter ended September 30, 2012. The Company’s results reflect positive contributions from both of its core strategies—non-Agency MBS as well as Agency RMBS.
The Company’s non-Agency MBS strategy generated gross income in the amount of $32.5 million for the quarter, or $1.56 per share. During the fourth quarter, the market for non-Agency MBS continued its year-long rally, which continues to be fueled by improvements in home pricing, a scarcity of investment alternatives with attractive yields, and reduced selling (as compared to 2011) of non-Agency MBS by banks in response to the improved regulatory capital treatment of non-Agency MBS assets. During the quarter, home prices generally increased or remained flat at a time when they typically experience seasonal declines. An increased level of home purchasing activity, coupled with a decline in “shadow inventory,” provided some of the lift in home prices. Shadow inventory represents the number of properties that are seriously delinquent, in foreclosure, or in bank inventories. A generally more optimistic outlook for future home prices also contributed to improved valuations in non-Agency RMBS. Even after the substantial rally, investor demand for non-Agency MBS remains elevated, as available yields in this asset class, while lower than they've been since the depths of the financial crisis, remain attractive on a relative basis to the yields available in other sectors of the fixed income market, which have also been driven lower over the course of the year.
The Company’s income during the quarter from its non-Agency MBS strategy consisted of interest income and net realized and unrealized gains on long non-Agency MBS. In light of the significant rally in non-Agency MBS over the course of the year, the Company has taken advantage of its ability to sell securities that, in its view, have nearly reached their full price potential, and to reinvest the sales proceeds into securities with greater upside potential, for example from a reduction in future default rates. Because non-Agency RMBS assets have rallied substantially, security selection has become and remains a significant factor in portfolio management, and the Company believes that its analytical approach to security selection will help generate superior returns in this environment.

In the Company's commercial mortgage strategy, the Company reduced its holdings of CMBS during the quarter to realize net gains amid strong price appreciation in that sector, particularly with respect to the growing new issue market, which has been an area of focus for the Company. The Company expects that the continued growth of the commercial mortgage sector will continue to present investment opportunities. As a case in point, during the quarter the Company purchased its first non-performing commercial mortgage whole loan, which is backed by multi-family housing.
The Company’s Agency RMBS strategy generated $3.2 million or $0.15 per share in gross income for the quarter consisting primarily of interest income and net realized gains on long Agency RMBS. Opportunistic trading of assets has and continues to be a key contributor of returns in this strategy. Interest income and net realized gains were partially offset by net unrealized losses as prices for Agency RMBS retreated somewhat from the highs of the prior quarter. The Company continues to hedge risks in its Agency RMBS using a variety of instruments, including TBAs, interest rate swaps and U.S. Treasuries. Net short positions in TBAs are used to hedge the long Agency RMBS portfolio against prepayment and interest rate risk, while interest rate swaps and U.S. Treasuries are used to hedge against interest rate risk.
Within its Agency RMBS strategy, the Company continues to identify and invest in fixed rate pools with prepayment-protection characteristics (which the Company refers to as “prepayment-protected” pools), such as those comprised of low loan balance mortgages, those comprised of mortgages backing investor properties, those containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and those containing mortgages with various other prepayment-protection characteristics. The Company’s prepayment-protected pools have continued to experience favorable prepayment rates, and in particular, have prepaid much more slowly than their generic pool counterparts. However, because mortgage rates have been and remain at very low levels, current prepayment risk in the market remains elevated.

A key element of the Company's Agency RMBS strategy has been to opportunistically buy and sell prepayment-protected pools depending on the premiums at which they are priced relative to their TBA (generic) counterparts. Going into the fourth quarter, price premiums for prepayment-protected pools over TBAs had recently declined, as the market was anticipating a large wave of buying by the Federal Reserve, and as the Fed tends to concentrate its MBS purchases in TBAs. The Company increased its holdings of prepayment-protected pools in the first part of the quarter in the face of this relative weakness, and hedged these purchases with short sales of similar coupon TBA securities. The Company was then rewarded when the Fed's purchases of TBAs ended up being more concentrated than expected in TBA coupons other than those which the Company had sold short.
Actions by the Fed continue to dominate the Agency RMBS market, and uncertainty around Fed policy creates significant volatility. The Fed's programs to purchase $40 billion of Agency RMBS per month and $45 billion of longer-term U.S. Treasuries per month are intended to lower yields on Agency RMBS and thereby drive mortgage rates lower in order to spur refinancing activity and support a stronger economic recovery. However, while the actions by the Fed have been successful in causing investors to sell lower-yielding assets, such as Agency RMBS and U.S. Treasuries, and buy higher-yielding assets such as non-Agency MBS and high-yield corporate bonds, more recently these actions have been somewhat less successful in lowering yields on Agency RMBS and U.S. Treasuries. At its December 2012 meeting, there was discussion among Fed members suggesting that the Fed may slow or stop its asset purchase programs well before the end of 2013, in order to limit the growth of its record-large balance sheet. However, at its January 2013 meeting, the Fed reiterated its intention to continue its asset purchase and other programs until the outlook for the labor market improves substantially. Market perception of uncertainty with respect to future Fed actions has added significant volatility to the market for Agency RMBS, and reinforces the importance of the Company’s ability to hedge its risks using a variety of tools, including TBAs, as it navigates the changing market landscape.
One gauge that the Company uses to measure its overall prepayment risk is the Company’s net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on net short (TBA) Agency RMBS positions. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of December 31, 2012, net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 2%. Excluding its TBA hedging positions, the Company’s Agency premium as a percentage of fair value is approximately 7%.
The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share and assumes the reinvestment of dividends at book value per share. For the quarter ended December 31, 2012, net-asset-value-based total return was 5.03%. For the year ended December 31, 2012, net asset-value-based total return was 22.16%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through December 31, 2012 was 94.23%.

“It is our great pleasure to report on what has been an extremely successful year for the Company,” said Laurence Penn, Chief Executive Officer and President of the Company. “Our fourth quarter performance represents a continuation of the three quarters preceding it--each quarter marked by solid results from both of our core strategies: non-Agency MBS and Agency RMBS. Within each strategy, as prices have increased and expected yields have decreased, our ability to analyze and differentiate between securities has become even more important. Individual security analysis and selection is fundamental to the way we manage our portfolio and is crucial to our ability to augment net interest income with trading gains in each of our strategies. Our ability to rotate in and out of securities and sectors, driven by the discrepancies we see in relative value and upside potential, has driven our ability to capture net realized gains of $2.32 per share for the year. The flexibility of our hedging strategy has also served us well. We have kept our ABX credit hedges light while we've focused on other hedges that we believe will provide better protection in an economic downturn. Our return on equity for the year was 22.5% and was accomplished while hedging our interest rate risk, keeping a prudent amount of credit hedges in place, and maintaining relatively low leverage.”
“We are also very pleased to have raised our quarterly dividend to $0.77 per share and to have announced a $0.75 per share special dividend for the 2012 fiscal year. As a result, dividends related to 2012 will represent approximately 75% of total 2012 net income. Given our outlook for 2013, we expect to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise.”

The following table summarizes the Company’s operating results for the quarters ended December 31, 2012 and September 30, 2012 and for the year ended December 31, 2012:

	Quarter Ended December 31, 2012	Per Share	% of Average Shareholders' Equity	Quarter Ended September 30, 2012	Per Share	% of Average Shareholders' Equity	Year Ended December 31, 2012	Per Share	% of Average Shareholders' Equity
(In thousands, except per share amounts)
Non-Agency MBS and Commercial mortgage loans:
Interest income	$12,013	$0.58	2.38%	$11,270	$0.61	2.54%	$42,339	$2.32	9.79%
Net realized gain	7,573	0.36	1.50%	8,345	0.45	1.88%	23,276	1.27	5.38%
Change in net unrealized gain (loss)	19,132	0.92	3.79%	23,648	1.27	5.32%	69,420	3.80	16.05%
Net interest rate hedges	(66)	—	(0.01)%	(1,195)	(0.06)	(0.27)%	(3,851)	(0.21)	(0.89)%
Net credit hedges	(4,717)	(0.23)	(0.93)%	(3,499)	(0.19)	(0.79)%	(14,642)	(0.80)	(3.39)%
Interest expense	(1,416)	(0.07)	(0.28)%	(1,357)	(0.07)	(0.31)%	(5,205)	(0.28)	(1.20)%
Total non-Agency MBS and Commercial mortgage loans profit	32,519	1.56	6.45%	37,212	2.01	8.37%	111,337	6.10	25.74%
Agency RMBS:
Interest income	4,557	0.22	0.90%	4,126	0.22	0.93%	21,303	1.16	4.93%
Net realized gain	2,192	0.11	0.43%	4,992	0.27	1.12%	19,162	1.05	4.43%
Change in net unrealized gain (loss)	(3,537)	(0.17)	(0.70)%	3,102	0.17	0.70%	(482)	(0.03)	(0.11)%
Net interest rate hedges(1)	484	0.02	0.10%	(6,617)	(0.36)	(1.49)%	(20,040)	(1.10)	(4.63)%
Interest expense	(533)	(0.03)	(0.11)%	(517)	(0.03)	(0.12)%	(2,282)	(0.12)	(0.53)%
Total Agency RMBS profit	3,163	0.15	0.62%	5,086	0.27	1.14%	17,661	0.96	4.09%
Total non-Agency and Agency MBS and Commercial mortgage loans profit	35,682	1.71	7.07%	42,298	2.28	9.51%	128,998	7.06	29.83%
Other interest income (expense), net	45	—	0.01%	(3)	—	0.00%	19	—	—%
Other expenses (excluding incentive fee)	(3,599)	(0.17)	(0.71)%	(3,267)	(0.18)	(0.74)%	(12,726)	(0.70)	(2.94)%
Net increase in shareholders’ equity resulting from operations (before incentive fee)	32,128	1.54	6.37%	39,028	2.10	8.77%	116,291	6.36	26.89%
Incentive fee	(7,342)	(0.35)	(1.45)%	(9,491)	(0.51)	(2.14)%	(19,145)	(1.05)	(4.43)%
Net increase in shareholders’ equity resulting from operations	$24,786	$1.19	4.92%	$29,537	$1.59	6.63%	$97,146	$5.31	22.46%
Weighted average shares & LTIP units outstanding	20,899			18,553			18,290
Average shareholders’ equity(2)	$504,639			$444,220			$432,452

(1)	Includes TBAs and U.S. Treasuries.

(2)	Average shareholders’ equity is calculated using month end values.

Portfolio
The following tables summarize the Company’s portfolio holdings as of December 31, 2012 and September 30, 2012:
Bond Portfolio

	December 31, 2012					September 30, 2012
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS(2)	$818,878	$524,881	$64.10	$482,824	$58.96	$760,325	$454,549	$59.78	$432,370	$56.87
Non-Agency CMBS and Commercial Mortgage Loans	41,667	28,873	69.29	32,078	76.99	69,146	53,846	77.87	56,038	81.04
Total Non-Agency MBS and Commercial Mortgage Loans	860,545	553,754	64.35	514,902	59.83	829,471	508,395	61.29	488,408	58.88
Agency RMBS: (3)
Floating	16,219	17,169	105.86	16,612	102.42	19,285	20,417	105.87	19,794	102.64
Fixed	696,123	750,454	107.80	740,463	106.37	548,437	595,906	108.66	582,331	106.18
Total Agency RMBS	712,342	767,623	107.76	757,075	106.28	567,722	616,323	108.56	602,125	106.06
Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,572,887	$1,321,377	$84.01	$1,271,977	$80.87	$1,397,193	$1,124,718	$80.50	$1,090,533	$78.05
Agency Interest Only RMBS	n/a	$6,644	n/a	$9,289	n/a	n/a	$3,827	n/a	$6,585	n/a
Non-Agency Interest Only and Principal Only RMBS and Other	n/a	$3,485	n/a	$3,308	n/a	n/a	$3,376	n/a	$3,460	n/a
TBAs:
Long	$41,150	$43,610	$105.98	$43,579	$105.90	$31,550	$33,723	$106.89	$33,413	$105.90
Short	(568,880)	(608,720)	107.00	(607,967)	106.87	(410,989)	(443,191)	107.84	(441,970)	107.54
Net Short TBAs	$(527,730)	$(565,110)	$107.08	$(564,388)	$106.95	$(379,439)	$(409,468)	$107.91	$(408,557)	$107.67
Short U.S. Treasury Securities	(13,000)	(13,581)	104.47	(13,081)	100.62	(13,000)	(13,633)	104.87	(13,087)	100.67
Repurchase Agreements	$13,650	$13,650	$100.00	$13,650	$100.00	$13,780	$13,780	$100.00	$13,780	$100.00
Total Net Investments		$766,465		$720,755			$722,600		$692,714

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Excludes Interest Only, Principal Only, and similar securities.

(3)	Excludes Interest Only securities and TBAs.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.
The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced.” Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position.

Derivatives Portfolio

	December 31, 2012		September 30, 2012
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Net Long Mortgage Related: (1)(2)
CDS on RMBS and CMBS Indices	$32,424	$(12,703)	$31,820	$(13,290)
Total Net Long Mortgage Related Derivatives	32,424	(12,703)	31,820	(13,290)
Net Short Mortgage Related: (2) (3)
CDS on RMBS and CMBS Indices	(66,829)	11,703	(93,862)	22,727
CDS on Individual RMBS	(45,121)	36,030	(39,178)	31,460
Total Net Short Mortgage Related Derivatives	(111,950)	47,733	(133,040)	54,187
Net Mortgage Related Derivatives	(79,526)	35,030	(101,220)	40,897
Short CDS on Corporate Bond Indices	(67,500)	(484)	(58,250)	(276)
Short Total Return Swaps on Corporate Equities (4)	(18,737)	(65)	(22,093)	257
Interest Rate Derivatives:
Net Interest Rate Swaps (2)	(236,400)	(1,119)	(235,400)	(1,614)
Eurodollar Futures (5)	(63,000)	(70)	(84,000)	(87)
Total Net Interest Rate Derivatives	(299,400)	(1,189)	(319,400)	(1,701)
Total Net Derivatives	$(465,163)	$33,292	$(500,963)	$39,177

(1)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.

(2)
In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2012, derivative assets and derivative liabilities were $48.5 million and $15.2 million, respectively, for a net fair value of $33.3 million, as reflected in “Total Net Derivatives” above. As of September 30, 2012, derivative assets and derivative liabilities were $59.3 million and $20.2 million, respectively, for a net fair value of $39.2 million, as reflected in “Total Net Derivatives” above.

(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.

(4)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.

(5)	Every $1 million in notional value represents one contract.
The Company’s short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007 and short total return swaps on corporate equities are principally short equity positions in certain publicly traded, commercial property REITs.

The following table summarizes, as of December 31, 2012, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$33	$(40)
Agency Fixed Pools and IOs	9,806	(13,172)
TBAs	(5,529)	9,962
Non-Agency RMBS, CMBS, and Commercial Mortgage Loans	7,350	(7,165)
Interest Rate Swaps	(5,992)	5,772
U.S. Treasury Securities	(228)	224
Eurodollar Futures	(78)	78
Mortgage-Related Derivatives	(691)	983
Repurchase Agreements and Reverse Repurchase Agreements	(413)	466
	$4,258	$(2,892)

(1)
Based on the market environment as of December 31, 2012. The preceding analysis does not include sensitivities to changes in interest rates for our derivatives on corporate securities (whether debt or equity-related), or other categories of instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our portfolio that would differ from those presented above and such differences might be significant and adverse.
Borrowed Funds and Liquidity(1)
By Collateral Type

	As of December 31, 2012	For the Quarter Ended December 31, 2012		As of September 30, 2012	For the Quarter Ended September 30, 2012
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$200,820	$263,867	2.12%	$259,048	$247,859	2.16%
Agency RMBS	704,898	513,307	0.41%	401,885	489,511	0.42%
Total	$905,718	$777,174	0.99%	$660,933	$737,370	1.01%
Leverage Ratio (2)	1.79:1			1.33:1

(1)	Borrowed amounts exclude $1.3 million in securitized debt as of December 31, 2012 and $1.4 million as of September 30, 2012, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”) and a securitized debt financing in the amount of $1.3 million as of December 31, 2012 and $1.4 million as of September 30, 2012.

During the fourth quarter, the Company increased its holdings of Agency RMBS as well as the amount of Agency RMBS financed, thereby increasing its leverage ratio as of December 31, 2012 as compared to September 30, 2012. The Company's leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions and the timing of security purchase and sale transactions.

By Remaining Maturity (1)(2)

(In thousands)
	As of December 31, 2012		As of September 30, 2012
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$301,177	33.3%	$138,918	21.0%
31-60 Days	260,933	28.8%	191,791	29.0%
61-90 Days	238,911	26.4%	192,549	29.1%
91-120 Days	—	—%	63,421	9.6%
121-150 Days	12,025	1.3%	—	0.0%
151-180 Days	92,672	10.2%	74,254	11.3%
181-360 Days	—	0.0%	—	0.0%
	$905,718	100.0%	$660,933	100.0%

(1)	Borrowed amounts exclude $1.3 million in securitized debt as of December 31, 2012 and $1.4 million as of September 30, 2012, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The vast majority of the Company’s borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, the Company also had securitized debt outstanding in the amount of $1.3 million as of December 31, 2012 and $1.4 million as of September 30, 2012. The weighted average remaining term on the Company’s reverse repos as of December 31, 2012 and September 30, 2012 was 57 and 68 days, respectively. The Company’s borrowings outstanding under reverse repos were with a total of 10 counterparties as of December 31, 2012. As of December 31, 2012, the Company held liquid assets in the form of cash in the amount of $59.1 million. In addition, at December 31, 2012, the Company held (on a settlement date basis) liquid assets in the form of unencumbered Agency pools in the amount of $28.4 million.
Hedging Summary
The following table summarizes the components of the Company’s hedging results for the quarter ended December 31, 2012 and September 30, 2012:

(In thousands)	Quarter Ended December 31, 2012				Quarter Ended September 30, 2012
Hedges:	Net Interest Expense	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(440)	$(182)	$615	$(7)	$(497)	$(5,423)	$3,616	$(2,304)
Eurodollar Futures	—	(19)	16	(3)	—	(15)	(33)	(48)
Net TBA’s Held Short	—	327	192	519	—	(5,163)	(162)	(5,325)
Net U.S. Treasuries Held Short	(52)	(85)	46	(91)	(29)	(44)	(62)	(135)
Total Interest Rate Hedges	(492)	41	869	418	(526)	(10,645)	3,359	(7,812)
Credit Hedges(1)	(637)	(2,062)	(2,018)	(4,717)	(261)	3,548	(6,786)	(3,499)
Total Hedges	$(1,129)	$(2,021)	$(1,149)	$(4,299)	$(787)	$(7,097)	$(3,427)	$(11,311)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

Other
The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 2.8% and 2.9% on an annualized basis of average shareholders’ equity for each of the quarters ended December 31, 2012 and September 30, 2012, respectively. Incentive fee expense of $7.3 million and $9.5 million was incurred for the quarters ended December 31, 2012 and September 30, 2012, respectively.
Dividends
On February 12, 2013, the Company’s Board of Directors declared a dividend of $0.77 per share for the fourth quarter of 2012, payable on March 15, 2013 to shareholders of record on March 1, 2013. The Company's Board of Directors also declared a special dividend for the fiscal year ended December 31, 2012 in the amount of $0.75 per share, also payable on March 15, 2013 to shareholders of record on March 1, 2013. After payment of this fourth quarter and special dividend, total dividends paid related to 2012 will represent approximately 75% of total net income for the year. In addition, the Company's management announced that it expects to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of any year, the Board of Directors will take into account the Company's earnings and other factors and will consider whether to declare a special dividend. The declaration and amount of future dividends remain in the discretion of the Board of Directors. The Company's dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, the Company’s Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company’s discretion, subject to applicable law, share availability, price and the Company’s financial performance, among other considerations. During the fourth quarter the Company repurchased 156,639 shares in a single transaction at a price of $21.90. To date, the Company has repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, February 14, 2013, to discuss its financial results for the quarter ended December 31, 2012. To participate in the event by telephone, please dial (877) 941-6009 at least 10 minutes prior to the start time and reference the conference passcode 4594732. International callers should dial (480) 629-9770 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the “For Our Shareholders” section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under “For Our Shareholders—Presentations.”
A dial-in replay of the conference call will be available on Thursday, February 14, 2013, at approximately 2 p.m. Eastern Time through Thursday, February 21, 2013 at approximately 2 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4594732. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.]

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment and hedging strategies, performance of the Company’s investment and hedging strategies, the Company’s exposure to prepayment risk in its Agency portfolio, statements regarding the Company's net Agency premium, management’s beliefs regarding the current economic environment and housing market including projections regarding yields on investments and home price assumptions, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of the Company’s returns, and statements regarding the Company’s intended dividend policy including the amount to be recommended by management and share repurchase program including the amount of shares to be repurchased. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 14, 2012 and under Item 1A of our Quarterly Report on Form 10-Q filed on May 9, 2012, which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2012	September 30, 2012	December 31, 2012
Investment income
Interest income	$16,653	$15,426	$63,857
Expenses
Base management fee	1,933	1,913	6,835
Incentive fee	7,342	9,491	19,145
Interest expense	2,039	1,936	7,799
Other operating expenses	1,666	1,354	5,891
Total expenses	12,980	14,694	39,670
Net investment income	3,673	732	24,187
Net realized gain (loss) on:
Investments	10,007	8,130	23,550
Swaps	(3,109)	(3,172)	(34,746)
Futures	(19)	(15)	(51)
	6,879	4,943	(11,247)
Change in net unrealized gain (loss) on:
Investments	15,833	26,526	70,789
Swaps	(1,615)	(2,631)	13,499
Futures	16	(33)	(82)
	14,234	23,862	84,206
Net realized and unrealized gain on investments and financial derivatives	21,113	28,805	72,959
Net increase in shareholders’ equity resulting from operations	$24,786	$29,537	$97,146
Net increase in shareholders’ equity resulting from operations per share:
Basic and diluted	$1.19	$1.59	$5.31

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2012	September 30, 2012	December 31, 2011(1)
ASSETS
Cash and cash equivalents	$59,084	$69,223	$62,737
Investments, financial derivatives, and repurchase agreements:
Investments at fair value (Cost - $1,328,153, $1,133,991, and $1,234,203)	1,375,116	1,165,644	1,212,483
Financial derivatives - assets at fair value (Net cost - $65,860, $75,677, and $118,281)	48,504	59,342	102,871
Repurchase agreements (Cost - $13,650, $13,780, and $15,750)	13,650	13,780	15,750
Total Investments, financial derivatives and repurchase agreements	1,437,270	1,238,766	1,331,104
Deposits with dealers held as collateral	22,744	25,194	34,163
Receivable for securities sold	626,919	524,533	533,708
Interest and principal receivable	5,719	6,587	6,127
Other assets	379	497	216
Total assets	$2,152,115	$1,864,800	$1,968,055
LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds - $621,048, $455,057, and $459,013)	$622,301	$456,824	$462,394
Financial derivatives - liabilities at fair value (Net proceeds - $13,171, $18,701, and $9,636)	15,212	20,165	27,040
Total investments and financial derivatives	637,513	476,989	489,434
Reverse repurchase agreements	905,718	660,933	896,210
Due to brokers on margin accounts	30,954	34,564	79,735
Payable for securities purchased	57,333	178,453	127,517
Securitized debt (Proceeds - $1,311, $1,409, and $0)	1,335	1,439	—
Accounts payable and accrued expenses	1,995	1,627	1,845
Base management fee payable	1,934	1,913	1,396
Incentive fee payable	7,343	9,491	—
Other payables	903	—	—
Interest and dividends payable	732	741	1,002
Total liabilities	1,645,760	1,366,150	1,597,139
SHAREHOLDERS’ EQUITY	506,355	498,650	370,916
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,152,115	$1,864,800	$1,968,055
ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(20,370,469, 20,483,696, and 16,447,651 shares issued and outstanding)	$497,373	$489,692	$362,047
Additional paid-in capital - LTIP units	8,982	8,958	8,869
Total Shareholders’ Equity	$506,355	$498,650	$370,916
PER SHARE INFORMATION:
Common shares, no par value	$24.86	$24.34	$22.55
DILUTED PER SHARE INFORMATION:
Common shares and LTIPs, no par value	$24.38	$23.88	$22.03

(1)	Derived from audited financial statements as of December 31, 2011.